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                    YONKERS FINANCIAL CORPORATION COMMITTEE
                          TO PRESERVE SHAREHOLDER VALUE

                                 January 7, 2000


Dear Fellow Shareholder:

I am writing to you today to share with you how I, one of the Committee Nominees, was able as 1 of 8 directors of CNY Financial Corp (Nasdaq: "CNYF") to help maximize shareholder value for all the shareholders of CNYF. The Committee needs your support in our efforts to maximize shareholder value of Yonkers Financial Corporation (Nasdaq: "YFCB"). The chart below illustrates what was accomplished at CNYF. Of course no assurances can be given that the same results can be accomplished at YFCB. However, by electing the Committee Nominees you are giving us the chance to work for you to try to duplicate the CNYF success.

               THE COMMITTEE PRODUCES RESULTS FOR ALL SHAREHOLDERS

       CNY FINANCIAL CORP

       Date           Close
    12/04/1998          9.5
    12/18/1998      9 13/16
    01/01/1999        9 7/8
    01/15/1999     10  1/16
    01/29/1999       10 7/8
    02/12/1999       10 3/4
    02/26/1999       11 3/4
    03/12/1999       12 1/8
    03/26/1999     11 15/16
    04/09/1999     11  5/16
    04/23/1999     11  9/16
    05/07/1999       11 3/4
    05/21/1999       11 3/4
    06/04/1999       11 7/8
    06/18/1999       11 7/8
    07/02/1999           12
    07/16/1999       13 1/4
    07/30/1999       13 3/4
    08/13/1999           13
    08/27/1999           15
    09/10/1999       14 7/8
    09/24/1999       14 5/8
    10/08/1999       15 3/4
    10/22/1999     15  7/16
    11/05/1999       15 1/2
    11/19/1999       14 1/2
    12/03/1999       15 3/8
    12/17/1999       15 3/8
    12/31/1999           18


12/24/98 - Seidman makes initial purchase of CNYF at $10.10.

2/25/99 - CNYF agrees to appoint Seidman to Board of Directors of CNYF.

8/2/99 - Seidman announces ownership of 460,869 shares, or 9.05% of the outstanding shares for CNYF.

12/29/99 - Niagara Bancorp to pay $18.75 for each CNYF share.





    YONKERS FINANCIAL CORP

       Date          Close
    12/04/1998      13 1/2
    12/18/1998     13  1/2
    01/01/1999          14
    01/15/1999     15  1/4
    01/29/1999      15 1/5
    02/12/1999          15
    02/26/1999      15 1/2
    03/12/1999      14 7/8
    03/26/1999     14  7/8
    04/09/1999     14  5/8
    04/23/1999    15  1/16
    05/07/1999      17 3/8
    05/21/1999      16 5/8
    06/04/1999      17 3/8
    06/18/1999      17 1/4
    07/02/1999      17 1/2
    07/16/1999      18 3/8
    07/30/1999      18 1/4
    08/13/1999      18 1/8
    08/27/1999      18 1/4
    09/10/1999      18 1/4
    09/24/1999      18 1/2
    10/08/1999          18
    10/22/1999    17 15/16
    11/05/1999      17 7/8
    11/19/1999      17 7/8
    12/03/1999      17 7/8
    12/17/1999      17 1/8
    12/31/1999      17 1/4


5/3/99 - Seidman announces ownership of 142,100 shares of YFCB.



Following my appointment to the CNYF Board of Directors, I worked aggressively with the other board members to explore ways to maximize value. We came to the conclusion, after pursuing other alternatives, that in this instance the best way to achieve our goals was to seek a sale of CNYF. This was successfully accomplished on December 29, 1999, when CNYF announced the sale to Niagara Bancorp, Inc. for $18.75 per share.

The Company states that it "is not the right time to sell." This statement is made without the benefit of knowing the price a potential buyer would be willing to pay for the Company. We believe that this is irresponsible and not beneficial to the majority of YFCB shareholders.

I urge you to support the Committee Nominees so we have the opportunity to continue our efforts to maximize shareholder value for all YFCB shareholders. I wish to emphasize that if the Committee Nominees are elected, we will have 2 out of 7 directors so we cannot force a sale of the Company. Our goal is to work with the other directors to explore various alternatives to enhance shareholder value, which may include a sale.

                                                  Sincerely,


                                                  Lawrence B. Seidman
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                        YOUR VOTE IS EXTREMELY IMPORTANT

1. If you have already voted for the Committee's Nominees, we thank you. If you have not voted or have not voted for the Committee's Nominees, we recommend that you read our material carefully.

2. Please SIGN, MARK, DATE and MAIL your GOLD proxy card in the enclosed postage-paid envelope. If you wish to vote for our Nominees, you must submit the enclosed GOLD proxy card and must NOT submit management's proxy card.

3. If you have already voted for the current Board, you have every legal right to change your mind and vote FOR our Nominees on the GOLD proxy card. Only your latest dated proxy card will count.

4. If your shares are held for you by a bank, brokerage firm or other nominee, only your bank, broker or nominee can vote your shares and only after receiving your instructions. Please sign, date and return the enclosed GOLD proxy card in the postage-paid envelope provided or call your bank, broker or nominee and instruct your representative to vote FOR our Nominees on the GOLD proxy card.

5. Time is Short. Please vote today!

If you have any questions or need assistance in voting your shares or in changing your vote, please contact Beacon Hill Partners, Inc. at the toll free number listed below.


                           BEACON HILL PARTNERS, INC.
                          (212) 843-8500 (call Collect)
                        or Call toll-free (800) 755-5001